SIXTH AMENDMENT
             TO REVOLVING CREDIT, OVERLINE AND TERM LOAN AGREEMENT


         THIS SIXTH AMENDMENT ("Amendment") to Revolving Credit, Overline Credit and Term Loan Agreement is made and delivered as of the ____ day of June, 1996 by and between DAEDALUS ENTERPRISES, INC. (the "Company") and COMERICA BANK ("Bank").

                             W I T N E S S E T H:

         WHEREAS, the Company and the Bank did execute and deliver a certain Revolving Credit, Overline Credit and Term Loan Agreement ("Loan Agreement") which Loan Agreement has been amended by five (5) amendments prior to the date hereof (as so amended the "Original Agreement"); and

         WHEREAS, the Company and the Bank desire to further amend the Original Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, the Bank and the Company agree as follows:

         1. All capitalized terms unless otherwise defined herein or unless the context clearly requires otherwise are as defined in the Original Agreement.

         2.      The Bank hereby waives compliance by the Company with
Section 6.3 and Section 6.4 during the time period commencing on, and including, February 1, 1996 and ending on, and including April 30, 1996; but does not waive compliance by the Company with both said Sections at any other time.

         The aforesaid waivers contained in this Section 2 do not act as a waiver of any other section of the Original Agreement or any related or unrelated document, nor does it constitute a consent to any transaction, occurrence or omission, whether related or unrelated to the matters waived herein. The foregoing waivers do not extend to or affect any obligation, covenant, event of default or default not expressly waived by the foregoing or otherwise impair any of the rights of the Bank consequent therefrom.

         3. The definition of Commitment Amount contained in Section 2.1 of the Original Agreement is hereby deleted in its entirety and is hereby replaced with the following:

         "Commitment Amount" shall mean $1,250,000.

         4. The following language shall be added to the Original Agreement and shall be placed immediately after the definition of Commitment Amount:

                 "Borrowing Base" shall mean (a) $950,000, plus (b) during such times as the Existing Conditions shall exist, an amount equal to the lesser of (i) 50% of the Company's Eligible Unbilled Account Receivables owed to the Company by Asia Air Survey Co., Ltd ("Asia Air") pursuant to a Purchase Agreement dated April 30, 1996, and
         (ii) $300,000.   "Existing Conditions" shall mean all of the
         following: (a) Company shall have a valid, binding and enforceable contract with Asia Air ("Asia Air Contract") which Asia Air Contract shall be in form and substance completely satisfactory to the Bank,
         (b) neither Asia Air nor the Company shall be in default under the Asia Air Contract, nor shall any event of default exist thereunder,
         (c) a letter of credit ("Letter of Credit") in form and substance satisfactory to the Bank shall have been issued by a bank acceptable to the Bank for the benefit of the Company pursuant to which Letter of Credit the Company may draw the full amount of all payments which Asia Air is required to make pursuant to the Asia Air Contract (assuming compliance with the Asia Air Contract by the Company) and such Letter of Credit shall be in full force and effect, (d) the Bank shall have a first perfected security interest in, and pledge of, the Letter of Credit, the proceeds thereof, and all rights of the Company thereto, (e) the Company shall have entered into a contract ("Thailand Contract") with Royal Thai Air Force ("Thailand") which contract shall be in form and substance satisfactory to the Bank, (f) neither the Company nor Thailand shall be in default under the Thailand Contract nor shall any event of default exist thereunder, (g) if required by the Bank, a letter of credit ("Thailand Letter of Credit"), in form and substance satisfactory to the Bank, shall have been issued, and be in existence, for the benefit of the Company pursuant to which Thailand Letter of Credit the Company may draw all or a portion (as acceptable to the Bank) of the payments which Thailand is required to make pursuant to the Thailand Contract (assuming compliance with the Thailand Contract by the Company), and (h) if required by the Bank, the Bank shall have a first perfected security interest in, and pledge of, the Thailand Letter of Credit, the proceeds thereof, and all rights of the Company thereto.

         5. Section 2.7 of the Original Agreement is hereby deleted and shall be and hereby is replaced with the following:

                 "2.7 Bank shall not be obligated to make an advance or issue a Standby Letter of Credit under the Revolving Credit Note if at the time of such request for advance or issuance the loans outstanding under this Section 2 plus the amount which could be drawn under operative Letters of Credit (assuming compliance with the terms and conditions thereof) plus the amount of the requested advance or the amount which could be drawn under the requested Letter of Credit if issued (assuming compliance with the terms and conditions thereof) would exceed the Borrowing Base."

         6. Section 2.2 of the Original Agreement is hereby deleted and shall be and hereby is replaced with the following:

                 "2.2 The principal indebtedness represented by the Revolving Credit Note and all interest thereon shall be due and payable on November 1, 1996 (unless it shall become due and payable prior thereto by acceleration or otherwise). The Company agrees to pay interest on the unpaid principal balance of the Revolving Credit Note as follows: (a) during such times as said unpaid principal balance is less than or equal to $950,000, at a per annum rate equal to one and one half percent (1 1/2%) above the Bank's Prime Rate and
         (b) during such times as said unpaid principal balance is greater than $950,000, (i) on $950,000 of said unpaid principal balance at a per annum rate equal to one and one half percent (1 1/2%) above the Bank's Prime Rate and (ii) on the amount by which said unpaid principal balance exceeds $950,000 at a per annum rate equal to three percent (3%) above the Bank's Prime Rate. Upon the occurrence of any default or event of default hereunder, interest shall accrue on the unpaid principal balance represented by the Revolving Credit Note at the rates set forth above plus three percent (3%).

         7. The first sentence of Section 2.4 of the Original Agreement is hereby deleted and shall be and hereby is replaced by the following:

                 "Standby letters of credit ("Letters of Credit") may be issued by Bank on behalf of Company from time to time not to exceed the Commitment Amount in aggregate face amount at any time outstanding."

         8. Exhibit B to the Original Agreement is hereby replaced in its entirety by Exhibit B to this Amendment.


         9. Upon demand for the payment thereof, the Company agrees that it shall pay to the Bank the amount of attorney's fees and disbursements incurred by the Bank to Miller, Canfield, Paddock and Stone, P.L.C. in connection herewith and in connection with the closing of the transactions contemplated thereby, which fees and disbursements through June 11, 1996 are in the amount of $2,580.00, (fees in the amount of $2,500.00 and disbursements in the amount of $80.00) which amount shall be paid simultaneously with the execution herewith by the Company.

         10.     The Company represents and warrants to the Bank that:

                 (a) The execution, delivery and performance of this Amendment, the Amended and Restated Note (as hereinafter defined) and the other documents contemplated hereby to be executed by the Company have been duly authorized and are not in contravention with any law, rule or regulation, of its Articles of Incorporation, or its Bylaws, or of any contract, agreement, note, indenture, or other undertaking to which it is a party or by which it or any of its assets are bound, and that the Company is not required to obtain the consent or approval of any person or entity in order to enter into this Amendment and perform in accordance herewith.

                 (b) This Amendment is, and the Amended and Restated Note, and the other documents contemplated hereby to be executed by the Company will be, when delivered, the legal, valid, and binding obligations of the Company enforceable against it in accordance with the respective terms hereof and thereof.

                 (c) After giving effect to this Amendment, the representations and warranties (other than that set forth in Section 5.6 of the Original Agreement) contained in the Original Agreement as amended hereby are true and accurate on and as of the date hereof with the same force and effect as if made on and as of the date hereof and the representations and warranties set forth in Section 5.6 of the Original Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by the Company in accordance with Section 6.1 of the Original Agreement.

         11. This Amendment shall be effective only upon the receipt by the Bank of the following items, each to be in form and substance satisfactory to the Bank and its counsel:

                 (a) Certified Resolutions of the Company authorizing execution and delivery of this Amendment and the documents contemplated hereby.

                 (b) Certificates of Incumbency as to all officers of the Company or any documents contemplated hereby.

                 (c) The Amended and Restated Revolving Credit Note ("Amended and Restated Note") in the form and substance of Exhibit B attached hereto.


         The Bank may waive in the exercise of its unfettered discretion any of the conditions set forth in this Section to the effectiveness hereof, but such waiver shall be enforceable against the Bank only if done in writing which is signed by a duly authorized officer of the Bank.

         12. The Company hereby certifies that its Articles of Incorporation and its By-laws, last submitted to the Bank in connection with the Original Agreement have not been amended or modified in any manner and remain in full force and effect in the form as so submitted.

         13. This Amendment shall be construed in accordance with the laws of the State of Michigan.

         14. Except as expressly amended hereby, the Company affirms and ratifies the Original Agreement and all documents executed and delivered by it in connection therewith ("Related Documents"), and restates all representations and warranties contained therein as of the date hereof except those set forth in Section 5.6 in the Original Agreement. The Company furthermore agrees that the Original Agreement as amended hereby and the Related Documents (in the case of the Revolving Credit Note, as amended and restated as contemplated hereby) remain in full force and effect and that it has no set off, counterclaim or defense with respect to any of the foregoing.


         15. The Company represents and warrants to the Bank that no Default or Event of Default existed immediately prior to the execution hereof except to the extent such Default is expressly waived herein in paragraph 2 hereof. By execution and delivery hereof, the Bank does not waive any Default or Event of Default in existence, whether known or unknown to the Bank except to the extent waived in paragraph 2 hereof.

         16. Company hereby waives, discharged, and forever releases Bank, Bank's employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Company has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to Company or whether any such claims, causes of actions, allegations or assertions arose as a result of Bank's actions or omissions in connection with the Original Agreement, or any amendments, extensions or modifications thereto, or Bank's administration of debt evidenced by the Original Agreement or otherwise.

         17. COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THE ORIGINAL AGREEMENT, THIS AMENDMENT, THE RELATED DOCUMENTS OR ANY INDEBTEDNESS OWNING TO THE BANK.

         IN WITNESS WHEREOF, the undersigned Company and the Bank have caused this Amendment to be executed by their respective duly authorized officers as of the date first hereinabove stated.

                                  DAEDALUS ENTERPRISES, INC.


                                By:
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                               Its:
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                                  COMERICA BANK


                                By:
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                               Its:
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